Exhibit 10.6

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment dated August 5, 2009, amends the Securities Purchase Agreement (the “Agreement”) dated as of May 13, 2009 by and between XShares Group, Inc., a Delaware corporation (the “Company”), and MGT Capital Investments, Inc., a Delaware corporation, (the “Purchaser”).

WHEREAS, the parties desire to amend certain terms and conditions of the Agreement.

Purchaser and Company agree as follows.

1.               Term.  The term of this Amendment commences on the date set forth above and continues in effect coterminous with the term of the Agreement.

2.               Defined Terms. Except as defined herein, all defined terms used in this Amendment have the meaning set forth in the Agreement.

3.               The Note. The Maturity Date set forth in Subsection 1(a) of the Note, which Note is referred to in Subsection 1.1(a) of the Agreement is hereby changed from August 1, 2009 to December 31, 2009.

4.               The Closing. Subsection 1.3(d) is hereby added as follows:

(d)                                 Notwithstanding anything herein to the contrary, unless the Purchaser otherwise agrees, the Purchaser shall not be obligated to close hereunder (either the Initial Closing or the second closing) until December 31, 2009.

5.               Board Seat. Section 4.6 is hereby modified to read as follows:

4.6 Board of Directors.

The authorized size of the Board shall be seven, and the Board shall be comprised of Joseph L. Schocken, Jeffrey L. Feldman, Robert Ponzetti, Paul Clegg, Gustavo Montero, Governor Tommy Thompson, and Tim Paterson-Brown, as the representative of the Purchaser (the “Series B Director”).

6.               Additional Post-Closing Covenants.  Subsections 7(g) and 7(h) are hereby added as follows:

(g)                                 In conjunction with any Subsequent Financing, Purchaser may, at its sole discretion cause the Company to (i) convert all or any portion of the Shares into that number and type if securities issued in such Subsequent Financing, that would have been issued to Purchaser had Purchaser invested the aggregate purchase price paid pursuant to this Agreement in such Subsequent Financing; or (ii) redeem all or any portion of the Shares from proceeds of such Subsequent Financing pursuant to Section 6 of the Certificate; provided, that if Purchaser makes neither election, than Purchaser shall retain the Shares. For the purposes of Section 6 of the Certificate, Purchaser’s right to redeem set forth under this Section 7(g) shall be deemed to be a mandatory redemption under Section 6.1 of the Certificate.

(h)                                 If the Company establishes any non-US domiciled fund, the Company shall grant Purchaser (i) an initial twenty-five percent (25%) interest in each such fund and (ii) the right to appoint a member to the board of directors of each such fund.

7.               Additional Closing Condition.  Section 4.9 is hereby added as follows:

4.9.                              Revised Budget.  With respect to the second Closing, the Company shall have delivered, and Purchase shall approved, a revised Budget for operations of the Company through December 31, 2009.

8.               Entire Agreement.  Except as amended herein, all terms and conditions of the Agreement shall remain in full force and effect.

This Amendment is incorporated in its entirety in the Agreement and both this Amendment and the Agreement shall be read and interpreted together collectively as the “Agreement.”

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives.

XSHARES GROUP, INC.		MGT CAPITAL INVESTMENTS, INC.

By:	/s/ Jeffrey Feldman	By:	/s/ Tim Paterson-Brown
Its:	Chief Executive Officer	Its:	Chief Executive Officer